EXHIBIT 12
            CATERPILLAR FINANCIAL SERVICES CORPORATION

         COMPUTATION OF RATIO OF  PROFIT TO FIXED CHARGES
                            (Unaudited)
                       (Millions of Dollars)
                                    Three Months
                                       Ended
                                  March     March
                                   31,       31,
                                   1998      1997

Profit                            $  23.8   $  27.0

Add:
  Provision for income taxes         13.5      14.6

Deduct:
  Equity in profit of                (.7)      (.5)
partnerships

Profit before taxes               $  36.6   $  41.1

Fixed charges:
  Interest on borrowed funds       $105.5   $  79.5
  Rentals at computed interest*        .9        .7

Total fixed charges                $106.4   $  80.2

Profit before taxes plus fixed     $143.0    $121.3
charges

Ratio of profit before taxes
plus                                 1.34      1.51
  fixed charges to fixed charges

*Those portions of rent expense that are representative of interest cost.